Form C

Cover Page

Name of issuer:

Motoroso, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 8/1/2013

Physical address of issuer:

1297 Manzanita Way
San Luis Obispo CA 93401

Website of issuer:

http://www.motoroso.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

4.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

No

Type of security offered:

- ☐ Common Stock
- ☐ Preferred Stock
- ☐ Debt
- ☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

50,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $50,000; interests will be sold in increments of $1; each investment is convertible to one share of stock as described under Item 13.

Target offering amount:

$50,000.00

Oversubscriptions accepted:

- [x] Yes
- [ ] No

If yes, disclose how oversubscriptions will be allocated:

- [ ] Pro-rata basis
- [ ] First-come, first-served basis
- [x] Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,000,000.00

Deadline to reach the target offering amount:

4/14/2017

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

3

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$27,437.00	$40,023.00
Cash & Cash Equivalents:	$23,930.00	$35,461.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$8,650.00	$0.00
Long-term Debt:	$220,561.00	$150,561.00
Revenues/Sales:	$17,270.00	$150.00
Cost of Goods Sold:	$672.00	$0.00
Taxes Paid:	$0.00	$525.00
Net Income:	($91,338.00)	($89,812.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Motoroso, Inc.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

INSTRUCTION TO QUESTION 2: If any of these statements are not true, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding? ☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Alex Littlewood	CEO	Motoroso	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Alex Littlewood	Founder	2013
Alex Littlewood	CEO	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

INSTRUCTION TO QUESTION 5: For purposes of this Question 5, the term officer means a president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and Anyperson routinely performing similar functions.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Alex Littlewood	8,656,250	100.0

INSTRUCTION TO QUESTION 6: The above information must be provided as of a date that is no more than 120 days prior to the date of filing of this offering statement.

To calculate total voting power, include all securities for which the person directly or indirectly has or shares the voting power, which includes the power to vote or to direct the voting of such securities. If the person has the right to acquire voting power of such securities within 60 days, including through the exercise of any option, warrant or right, the conversion of a security, or other arrangement, or if securities are held by a member of the family, through corporations or partnerships, or otherwise in a manner that would allow a person to direct or control the voting of the securities (or share in such direction or control – as, for example, a co-trustee) they should be included as being "beneficially owned." You should include an explanation of these circumstances in a footnote to the "Number of and Class of Securities Now Held." To calculate outstanding voting equity securities, assume all outstanding options are exercised and all outstanding convertible securities converted.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

INSTRUCTION TO QUESTION 7: Wefunder will provide your company's Wefunder profile as an appendix (Appendix A) to the Form C in PDF format. The submission will include all Q&A items and "read more" links in an un-collapsed format. All videos will be transcribed.

This means that any information provided in your Wefunder profile will be provided to the SEC in response to this question. As a result, your company will be potentially liable for misstatements and omissions in your profile under the Securities Act of 1933, which requires you to provide material information related to your business and anticipated business plan. Please review your Wefunder profile carefully to ensure it provides all material information, is not false or misleading, and does not omit any information that would cause the information included to be false or misleading.

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Death, severe illness, or critical injury of Founder/CEO, Alex Littlewood. This could create a disruption in company leadership that could be difficult to recover from.

Severe economic downturn could slow growth of marketplace sales, and/or make it challenging to raise additional venture/growth capital as the company progresses.

Malicious hacking attack (i.e. DDOS) on Motoroso servers to shut down service.

Extremely competitive and well funded competitor(s) enters market and undermines Motoroso value and user base. A threat like this could come from existing large incumbent players, or other known or unknown early stage competitors.

Unforeseen political changes to employment law, offshoring restrictions, taxes, and other changes that could affect Motoroso's ability to conduct business.

Malicious internal attack by disgruntled employee(s) on our operations or software could put us into a position that would be very difficult to recover from.

Failure of planned business models to be economically viable, making it impossible to launch, manage and scale Motoroso profitably.

Failure to attract competent talent (Developers, sales, management, etc.) to execute of the plans of the company.

Unforeseen and aggressive regulatory laws effecting the sale and installation of aftermarket parts could harm the industry in a material way that makes the business no longer viable.

Unforeseen and aggressive regulatory laws that make it illegal or highly restricted for humans to drive their own vehicles could have severe negative impact on the aftermarket industry we serve.

INSTRUCTION TO QUESTION 8: Avoid generalized statements and include only those factors that are unique to the issuer. Discussion should be tailored to the issuer's business and the offering and should not repeat the factors addressed in the legends set forth above. No specific number of risk factors is required to be identified.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The purpose of this offering is to raise funds for our general business operations, as described in the "use of proceeds" section below.

10. How does the issuer intend to use the proceeds of this offering?

If we raise:	**$50,000**
Use of Proceeds:	At this threshold we will invest primarily in customer acquisition.

If we raise:	**$250,000**
Use of Proceeds:	At this threshold we will invest mostly in customer acquisition and revenue growth from our "Motoroso for Professionals" feature.

If we raise:	**$500,000**
Use of Proceeds:	At this threshold we will invest in ramping sales from "Motoroso for Professionals" and we will invest in hiring to build and launch V1.0 of the product marketplace.

If we raise: **$1,000,000**

Use of Proceeds: At this threshold we will invest in ramping sales from "Motoroso for Professionals" and we will invest in hiring to build and launch V1.0 of the product marketplace and processing our first sales from that business unit. We'll also invest in build a content team that creates unique Motoroso content to build out our brand and original content exposure.

INSTRUCTION TO QUESTION 10: An issuer must provide a reasonably detailed description of any intended use of proceeds, such that investors are provided with an adequate amount of information to understand how the offering proceeds will be used. If an issuer has identified a range of possible uses, the issuer should identify and describe each probable use and the factors the issuer may consider in allocating proceeds among the potential uses. If the issuer will accept proceeds in excess of the target offering amount, the issuer must describe the purpose, method for allocating oversubscriptions, and intended use of the excess proceeds with similar specificity. Please include all potential uses of the proceeds of the offering, including any that may apply only in the case of oversubcriptions. If you do not do so, you may later be required to amend your Form C. Wefunder is not responsible for any failure by you to describe a potential use of offering proceeds.

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor will typically be automatically accepted for an investment in the Company within a few minutes. At this point, the Investor will be emailed a pdf version of the Investment Agreement signed by the Investor and the Company, as well as a confirmation of the commitment. This information will also be available on the Investor's "My Investments" screen on the wefunder.com website.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. All investments will be in book entry form. This means that the Investor will not receive a certificate representing his or her investment. Each investment will be recorded in our books and

records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

<u>An Investor's right to cancel.</u> An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the Investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the Investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each Investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

<u>The Company's right to cancel.</u> The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 480 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 480 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see Appendix B, Investor Contracts. The main terms of the SAFEs are provided below.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **preferred stock** in the Company ("**Preferred Stock**"), when and if the Company sponsors an equity offering that involves **Preferred Stock**, on the standard terms offered to other Investors.

Conversion to Preferred Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Preferred Stock**, **Investors will receive a number of shares of Preferred Stock** calculated using the method that results in the greater number of **Preferred Stock**:

- (i) the amount invested by the Investor divided by the result of (a) the price of **Preferred Stock** issued to new Investors multiplied by (b) the **discount rate** (100%) , or

- (ii) if the valuation for the company is more than **$5 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap (**$5 million**) divided by (b) the total amount of the Company's capitalization at that time.

- (iii) Investors that are part of the first 100K of the round will receive a **discount rate** of 80% (instead of the 100% discount rate) for the portion of their investment that is part of the first 100K.

Additional Terms of the Valuation Cap. For purposes of option (ii) above, the Company's capitalization will be measured as all **shares of stock** outstanding at the time, not including any SAFEs or convertible notes, plus any **common stock** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive shares subject to the Valuation Cap will receive a per share liquidation preference and conversion price designed to provide protection against the price of the **Preferred Stock** being diluted to a value below the price per share at the time they receive **Preferred Stock**. This dilution would mainly occur due to the issuance of additional stock by the Company.

Investors who receive **Preferred Stock** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors who invest less than **$25,000** in the SAFEs will have no voting rights, including after they receive **Preferred Stock**. Instead, the Company's CEO will be provided a proxy to vote on the Investor's behalf.

Investors investing at least **$25,000** have standard voting rights in the Company once they receive **Preferred Stock**, if they are also "accredited investors" as defined in Regulation D under the Securities Act of 1933.

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Preferred Stock at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Preferred Stock** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events. If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Preferred Stock**, Investors will receive, at their option, either

- (i) cash in the amount of their investment or

- (ii) shares of **common stock** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap (**$5 million**) divided by (b) the number of outstanding shares of the Company's **common stock and Preferred Stock** , but excluding any shares of **common stock** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

If there is not enough cash available to pay other holders of Preferred Stock and SAFE Investors who choose option (i), funds will be distributed first to other holders of **Preferred Stock** and then holders of the SAFEs on a pro-rata basis. Any remaining amounts will be paid in **common stock**. In this scenario, the amounts payable to SAFE Investors may be reduced under certain circumstances, such that Investors may not recoup part or all of their investment from the Company.

Termination of the Company. If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Preferred Stock**, the Company will pay first the other holders of existing **Preferred Stock**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. These payments will occur before any distributions to holders of common stock. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's board of directors, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases. The SAFEs may be repurchased for their fair market value at any time. Fair value will be determined by an independent appraiser chosen by the Company. If, within three months after a repurchase, the Company offers equity that includes **Preferred Stock**, and the value received by Investors was less than the value of the shares they would have received in the equity offering, the Company will pay Investors the difference.

14. Do the securities offered have voting rights?

- ☐ Yes
- ☑ No

15. Are there any limitations on any voting or other rights identified above?

- ☑ Yes: No Voting Rights
- ☐ No

16. How may the terms of the securities being offered be modified?

Investors in SAFEs do not have voting rights (unless they invest over **$25,000** and are accredited investors) and cannot modify the terms of the SAFEs. Investors in the Company's other securities or investors in SAFEs that invest over **$25,000** and are accredited investors do have voting rights and may be able to modify the terms of the SAFEs.

The SAFE may be amended only upon the written consent of the Company and either (i) the "Designated Lead Investor" or (ii) the holders of a majority of interest. However, the Valuation Cap may not be amended by the Designated Lead Investor, and may only be amended upon the written consent of the Company and the holders of a majority of interest.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the oneyear period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights	Other Rights
Preferred Stock (list each class in order of preference):				
			Choose	No
Common Stock	11,500,000	10,029,490	Yes	No
Other				
			Choose	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	1,341,750
Other Rights:	

Describe any other rights:

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

No

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **shares of Preferred Stock**. As discussed in Question 13, when we engage in an offering of equity interests involving **Preferred Stock**, Investors may receive a number of shares of **Preferred Stock** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Preferred Stock** being issued to new Investors, or (ii) if the valuation for the company is more than **$5 million**, the amount invested divided by the quotient of (a) the Valuation Cap (**$5 million**) divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Preferred Stock** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **board of directors**. Among the factors we may consider in determining the price of **Preferred Stock** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **stock (including both common stock and Preferred Stock)** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Convertible notes: Friends & Family
- May '14
- $50k (across 4 investors)
- $4.5M Valuation Cap
- 20% discount
- 5% interest
- 24 month maturity

Convertible note: Techstars
- June '15
- $100k (across 3 investors)
- $3.0M Valuation Cap (Standard non-negotiable terms)
- 20% discount
- 5% interest
- 24 month maturity

Shareholder Loan:
- April '16
- Interest free loan from Alex Littlewood
- 0% interest
- Open ended loan, no maturity

Convertible note:
- June '16
- $50k (across 2 investors)
- $4.5M Valuation Cap
- 20% discount
- 6% interest
- 24 month maturity

INSTRUCTION TO QUESTION 24: name the creditor, amount owed, interest rate, maturity date, and any other material terms.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
5/2014	Section 4(a)(2)	Convertible Note	$50,000	General operations
6/2015	Section 4(a)(2)	Priced Round	$20,000	General operations
6/2015	Section 4(a)(2)	Convertible Note	$100,000	General operations
6/2016	Section 4(a)(2)	Convertible Note	$50,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Founder and CEO Alex Littlewood provided an interest-free loan, no maturity loan to the company of $20,000.

INSTRUCTIONS TO QUESTION 26: The term transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

Beneficial ownership for purposes of paragraph (2) shall be determined as of a date that is no more than 120 days prior to the date of filing of this offering statement and using the same calculation described in Question 6 of this Question and Answer format.

The term "member of the family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

Compute the amount of a related party's interest in any transaction without regard to the amount of the profit or loss involved in the transaction. Where it is not practicable to state the approximate amount of the interest, disclose the approximate amount involved in the transaction.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

- ☑ Yes
- ☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Overview.

Motoroso is a website that helps automotive enthusiasts find ideas, products, and service providers, as well as sharing their own projects by uploading photos to our website. We have built a proprietary platform completely custom for the automotive space, and we are growing quickly. We will be adding new functionality to handle sales transactions, subscriptions, and serve advertising.

Our current revenue sources come from a subscription service for industry professionals, making up 98% of our revenue, We have also sold some custom apparel, the other 2% of revenue. This reflects revenue ending December 31, 2016.

Motoroso's "For Professionals" solution consists primarily of a cloud-based technology that helps automotive performance and styling shops create an online presence for their business, and track the inbound leads coming from those marketing effort son Motoroso. We generate revenue by charging a monthly access subscription fee, and/or a fee per lead phone call generated. To drive the performance of our service, Motoroso re-invests much of it's revenue from each shop in SEM, SEO, and social media marketing tactics to ensure maximum ROI for subscribers. We are still in the earliest stages of generating revenue from this business unit, and are still working out the formula for sales & marketing to effectively pitch, sell, close, and support our subscribing shops.

Company History.

Motoroso was originally founded in August 2013 to begin the journey of creating a website dedicated to automotive and powersports enthusiasts. As we have grown and evolved since that time, we had the following key milestones in the development of our business:

- Raised $50k Friends & Family convertible note in May 2014

- Launched private beta version in Oct 2014

- Launched Consumer facing site in Feb 2015

- Accepted to Techstars Mobility Accelerator in Detroit, starting June 2015, graduating Sept 2015. This included $120,000 in investments from Techstars, Verizon Ventures, and Fontinalis Partners.

- Selected to participate in EvoNexus Incubator program in San Diego November 2015.

- Partnered with Ford Motor Co. at SEMA 2015. This included them selling us a 2015 Mustang GT for $1, and donating time and materials to build it into a show car. The car went on display at SEMA, and they built a kiosk to showcase Motoroso technology in a way that let enthusiasts browse and explore show builds on the show floor.
- Raised $50K convertible note from Angel investor in June 2016.
- Reached over 350 official brand profiles on Motoroso.
- Partnered with Ford Motor Co. at SEMA 2016. Motoroso technology powered 26 interactive kiosks throughout the booth to let enthusiasts browse and explore show builds on the show floor. They also featured our F-150 truck in their "Ford out Front" display, where over 137,000 attendees visited.
- Surpassed 60,000 images uploaded and curated on Motoroso.
- Motoroso selected as exclusive interactive content partner for Detroit Auto Show 2017.
-

Our growth has been fairly steady over the course of the companies history. We steadily attract more brands, users, and traffic. Without significant funding to invest in staff and user acquisition it has been difficult to drive any major jumps in user acquisition or traction, it's been all small steps at a time. As an early-stage company, we incur financial losses in the name of growing our user base and content. With new revenue generating features we have started to balance out our revenue-to-burn rate ratio:

- In 2015 we had almost no revenue, but in 2016 our total revenue was just under $20,000.
- We have a monthly revenue rate (MRR) of $2,200 per month with just 22 customers.

We plan to continue to grow our business in 2017, with a major goal to launch a new marketplace feature that will start to handle sales transactions on which we earn a commission of the sale. It is unknown how much that feature will contribute to our 2017 and 2018 revenues. Although there is no guarantee that our historical results or cash flows (as described below and in our financial statements) will continue to develop in the same way as they have in the past few years, we expect generally to grow in the coming years. Nonetheless, it may be years before Investors see a return on their investment, if they do at all.

The following trends or uncertainties could affect our financial condition, including the liquidity, cash flow and capital resources described below:

- Industry sales could slow or stop due to unforeseen economic changes, and this could make it difficult for us to acquire paying subscribers or product sales.
- Customers could have a negative reaction to our marketplace approach, causing them to not purchase through Motoroso. This would require iteration and changes to our product, which we expect to do on a regular basis.
- Sellers could decide not to sell product through Motoroso.
- Building new features in Motoroso could take longer than expected and require more people and money to deliver.
- Unforeseen regulatory restrictions on driving and modifying automobiles could lead to sever downturn in industry sales.

We do not enter into investments for trading or speculative purposes. Our policy is to invest any cash in excess of our immediate requirements in investments designed to preserve capital and provide liquidity. Accordingly, our cash and cash equivalents are invested primarily in demand deposit accounts, certificates of deposit and money market funds that are currently providing only a minimal return.

We anticipate using our available cash [for operations] within 12-18 months. We base this estimate on our requirements for salaries, recruiting, marketing and travel expenses.

We expect that the proceeds of this offering will improve our liquidity and provide additional capital to pursue growing our 'Motoroso for Professionals' feature and build a version 1.0 of our product marketplace feature. Although the proceeds of this offering are not necessary to the viability of our business, it will be integral to developing sales and marketing tactics to ramp up subscription revenue from our subscription features, and acquire the right developer talent to build our complex product marketplace feature. These operations enhancements and new features will result in more revenue opportunities and growth for Motoroso.

Our cash held as of 12/31/16 was 30% less than cash held as of the same date in 2015.This decrease resulted primarily from us spending the capital on software development and marketing initiatives and not only being at the beginning of generating revenue.

As of December 2016, the company had approximately $23,686 cash (or cash equivalents) in bank. It currently operates at a burn rate of approximately $2,500 per month.

Capital Resources.

We have financed our operations through issuances of convertible debt, founder-contributed capital, and internally generated positive cash flow.

Convertible Debt.

Motoroso has issued $200,000 in convertible notes of the course of it's lifetime. Terms of those notes have followed industry standards, and are listed in the Debt disclosures section of the Form C.

Historical Results of Operations.

In 2016 we generated our first revenue, a total of $20,000, compared to the prior year, 2015, in which we had no revenue. This increase was primarily driven by the release of version 1.0 of our Motoroso for Professionals subscription feature.

In 2017 we hope to drive more revenue from 'Motoroso for Professionals' by ramping up our sales and marketing team. The level to which we grow revenue will depend upon the proceeds from our crowdfunding campaign, the capital we have to work with, and the quality of the sales and marketing engine we can build.

Additionally, in 2017 we hope to build and launch the Motoroso Marketplace and handle our first transactions through that section of the site. The timing and level to which we can build that feature and generate revenue will depend upon the proceeds from our crowdfunding campaign, the capital we have to work with.

Burn Rate.
As of December 2016, the company had approximately $23,686 cash (or cash equivalents) in bank. It currently operates at a burn rate of approximately $2,500 per month.

INSTRUCTIONS TO QUESTION 28: The discussion must cover each year for which financial statements are provided. For issuers with no prior operating history, the discussion should focus on financial milestones and operational, liquidity and other challenges. For issuers with an operating history, the discussion should focus on whether historical results and cash flows are representative of what investors should expect in the future. Take into account the proceeds of the offering and any other known or pending sources of capital. Discuss how the proceeds from the offering will affect liquidity, whether receiving these funds and any other additional funds is necessary to the viability of the business, and how quickly the issuer anticipates using its available cash. Describe the other available sources of capital to the business, such as lines of credit or required contributions by shareholders. References to the issuer in this Question 28 and these instructions refer to the issuer and its predecessors, if any.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:
   A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
   B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
   C. engaging in savings association or credit union activities? ☐ Yes ☑ No

ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No

ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No

iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No

ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

INSTRUCTIONS TO QUESTION 30: Final order means a written directive or declaratory statement issued by a federal or state agency, described in Rule 503(a)(3) of Regulation Crowdfunding, under applicable statutory authority that provides for notice and an opportunity for hearing, which constitutes a final disposition or action by that federal or state agency.

No matters are required to be disclosed with respect to events relating to any affiliated issuer that occurred before the affiliation arose if the affiliated entity is not (i) in control of the issuer or (ii) under common control with the issuer by a third party that was in control of the affiliated entity at the time of such events.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

INSTRUCTIONS TO QUESTION 30: If information is presented to investors in a format, media or other means not able to be reflected in text or portable document format, the issuer should include:
(a) a description of the material content of such information;
(b) a description of the format in which such disclosure is presented; and
(c) in the case of disclosure in video, audio or other dynamic media or format, a transcript or description of such disclosure.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.motoroso.com/investors

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

- Motoroso SAFE
- Motoroso SAFE Early Bird

Appendix C: Financial Statements & Tax Returns

- CPA Reviewed Statement

Appendix D: Director & Officer Work History

- Alex Littlewood



LEARN MORE
Complete exterior body with 100% prepreg carbon fiber. Parts are manufactured using an autoclave to aerospace spec.

INVEST IN MOTOROSO

All-in-one site for motor enthusiasts to discover, build, & share custom rides

85
investors

$99,850
raised of $50K-$1M goal

$300 min **INVEST**
by Wefunder Portal LLC

Future Equity (SAFE)
$5M valuation cap
A SAFE gives you the right to future shares in Motoroso. If you invest, you're betting the company will be worth more than $5M in the future.
INVEST $25,000+ FOR VOTING RIGHTS

EARLY BIRD BONUS: 20% DISCOUNT
Investors who fund the first $100,000 of this fundraise will invest at a $5M valuation cap and 20% discount.

INVESTOR PERKS

$500+	50% off all Motoroso Apparel for life
	A Custom Motoroso T-shirt (Investor Exclusive)
	A 10-Piece Die Cut Decal Pack
$1,500+	Half-Price Tickets to Motoroso VIP Trackday Event. VIP Trackday event will take place in state of California. Date, location, terms and details of event are TBD, but will happen in 2017.
	All previous perks, PLUS:
	3% off all parts purchases from Motoroso marketplace*
$5,000+	5% (Total) off all parts purchases from Motoroso marketplace*
	1 Free Pass to Motoroso VIP Trackday Event
	All previous perks, PLUS:
	Ride-along in 727-HP Motoroso Mustang at VIP Trackday
$10,000+	2 Free Passes to Motoroso VIP Trackday Event (bring a friend!)
	10-min behind the wheel of 727-HP Motoroso Mustang at VIP Trackday
	All previous perks, PLUS:
	10% (Total) off all parts purchases from Motoroso marketplace*
$25,000+	20-min behind the wheel of 727-HP Motoroso Mustang at VIP Trackday
	All previous perks, PLUS:
	15% (Total) off all parts purchases from Motoroso marketplace*

4 Free Passes to Motoroso VIP Trackday Event (bring 3 friends!)

* The discount on purchases will be limited to investor purchases only, cannot be shared. Investors will receive their respective discount for a *2-year* period and will start from the beginning of the marketplace product launch date. Limited to $30,000 total per year. The 2-year limit does not apply to the $500-tier apparel discount. VIP Trackday event will take place in state of California. Date, location, terms and details of event are TBD, but will happen in 2017.

> *Motoroso is your new destination for automotive and motorcycle inspiration. Do a quick visual search, explore builds, and click right in the image to expose products, videos, articles and how-to's. Our interactive platform makes it easy to get inspired, and soon we'll build a product marketplace where you can purchase products from sellers you trust, and find the best installation shop to help with the project. It's the modern web experience enthusiasts have been waiting for.*



Alex Littlewood
FOUNDER & CEO, MOTOROSO

OUR AMBITION

The 40 million Americans who love cars & motorcycles currently spend hours scouring through old-school forums, hunting for the parts they want—across 10,000+ websites that mostly look like they're from the '90s. Motoroso will bring it all together in one place. We're not only giving users a better experience, we're also giving brands and service providers an effective way to engage with their most passionate customers. That's why we already have 350+ official brand profiles from Ford to BMW.

KEY FACTS

- Techstars Graduate (Mobility '15)
- Official Partner of the Detroit Auto Show
- Partnered with Ford at SEMA '15 & '16
- Over 350 Official Brand Profiles
- Over 3 Million Pageviews to Date
- Over 60,000 Images uploaded and tagged

DOCUMENTS

transcripts.txt

motoroso.com *from San Luis Obispo CA*

TECHSTARS ENTERTAINMENT B2C COMMUNITY CROWDFUNDING ECOMMERCE MOONSHOTS EVENTS MARKETPLACE AUTOMOTIVE MARKETING MEDIA TECH AUTOMOTIVE

WHY I LIKE MOTOROSO

> *I'm a gearhead myself, and I've been modifying my E36 BMW M3 over the last decade. I'm a heavy forum user and enthusiast. Motoroso is the exact platform I wish existed a decade ago, it's way overdue. I couldn't be more thrilled to invest in Alex and Motoroso as he brings to life a platform serving the $80B automotive enthusiast aftermarket, filled with passionate consumers like myself.*



Ted Serbinski
MANAGING DIRECTOR, TECHSTARS MOBILITY - DETROIT

THE BUZZ ABOUT MOTOROSO

Motoroso's unique technology enabled Ford to deliver an engaging and unique interactive experience within our SEMA display in 2015 and 2016 to benefit our visitors and vehicle builders.

Kevin Keling

Ford Motor Company, Corporate Events Manager

Our partnership with Motoroso will allow NAIAS (North American International Auto Show) to enhance our social engagement to our global audiences by providing unique interactive vehicle-related content.

Sam Slaughter

2017 NAIAS Chairman

AUTO WORLD NEWS

Motoroso: Platform To Share Dream Vehicle Projects Using Wefunder Crowdfunding

January 10, 2017

Motoroso is a platform to plan, build, and share your dream vehicle projects. Sign up today to join the evolution of the aftermarket. Follow your favorite brands including Ducati, Ford, Porsche, BMW, ADV.1, Edelbrock, Forgeline, Optima, Xpel, and many

AUTO SHOW NORTH AMERICAN INTERNATIONAL

NAIAS Partners With Techstars Alumni Motoroso To Provide Interactive Content For 2017 Auto Show - NAIAS

January 6, 2017

DETROIT, Jan. 6, 2017 / PRNewswire/ - The North American International Auto Show (NAIAS) announced today a partnership with Techstars alumni Motoroso to provide interactive content for the upcoming 2017 auto show. NAIAS will leverage Motoroso's

autoblog

Help crowdfund Motoroso, an automotive enthusiast project site

January 6, 2017

Our friends at Motoroso have launched a Wefunder crowdfunding campaign ahead of NAIAS, and we wanted to tell you a bit about it. You see, Motoroso is a site that lets car enthusiasts browse through other people's car projects and modifications, find

YAHOO! FINANCE

Motoroso Launches Crowdfunding Campaign on Wefunder in Conjunction With NAIAS 2017 Partnership Announcement

January 6, 2017

SUNNYVALE, CA--(Marketwired - Jan 6, 2017) - Motoroso,Inc. announced today the launch of a regulation crowdfunding (Reg CF) campaign on the Wefunder platform. The launch comes on the day of an exciting new partnership announcement with the

CROWDFUND INSIDER

Motoroso Announces Partnership with North American International Auto Show as Crowdfunding Campaign on Wefunder Starts - Crowdfund Insider

January 6, 2017

Motoroso,Inc. has just launched an investment crowdfunding campaign (Reg CF) on Wefunder. The launch comes just as Motoroso has announced a new partnership with

Forbes

The $2.3 Billion Business Model - How Content, Community and Commerce are fueling these companies.

July 29, 2016

A new breed of business model is emerging which combines content, community and commerce to dramatically improve the consumer discovery and shopping experience online. Sites like Houzz, Polyvore, and Motoroso are putting themselves at the center

SAN DIEGO BUSINESS JOURNAL

Platform Gives Motorsports Fans Gear, Guidance, and More

March 17, 2016

TECH: Co. Launched Its First Monetization Feature 'Find a Professional' By Katie Callahan Originally published March 17, 2016 at 1:31 p.m., updated March 17, 2016 at 1:31 p.m. - Alex Littlewood put his house on the market and sold it last March to fund

TECH.CO

Techstars Mobility: Driving the Future of Detroit

June 5, 2015

Techstars began in Boulder, CO in 2007, and since then the accelerator has effectively transformed the city into a booming tech hub. That is, as David Cohen firmly believes, Techstars has the power to transform a city. Back in December I

Motoroso: a much needed compliment to car forums

June 4, 2015

My car has been giving me a bit of trouble lately. I bring this up only because I have spent several hours over the past few days looking through old Nissan forums trying to diagnose my problem.

The Motor Enthusiast Market is Huge

But there is no one place for them to get everything they need.

There are tens of thousands of websites out in this web jungle, and the vast majority focuses on only one very specific interest group. In fact, sometimes there's 100 separate sites for one model (i.e. there are 110 different Mustang Forums...). This means motor enthusiasts have to spend hours and hours searching for content, products and services scattered across the web.

40 Million Americans

are passionate about their cars and motorcycles

$39B

in Performance & Styling Parts Sales

40,000

Specialty Service Providers & Shops

0

Platforms that Combine Discovery, Sales & Services

The Solution: One Website for Planning & Sharing Custom Builds

It's marketplace meet forum. Discover, buy, sell, share your custom ride in one place.

At Motoroso, we're crazy about everything motor-driven, and we got tired of the "internet time warp" of options today. So, we're creating what everyone has been waiting for: A website to help with all aspects of your enthusiast lifestyle. Find ideas, get inspired, read articles on new releases, buy parts, hire shops, and show off your stuff all in a single easy-to-use modern website custom built from the ground up for our fellow gearheads.



"Cars and motorcycles are part of how I define myself."
- Alex Littlewood
Founder, Motoroso

How Motoroso Works



Discovery

The human brain processes images 60,000X faster than text, so users search for builds through a visual feed, like on Houzz or Pinterest.



Engage & Share

Users can explore unique interactive markers to find products, videos, how-tos, and articles. Then they can show off their own projects and add tags.


GIBSON STAINLESS STEEL EXHAUST SYSTEM (coupe only)
FROM $999.00 TO $1389.00

Buy & Hire

Soon, users will be able to compare, purchase, and review products. Plus, find and hire the best service providers for any job.

We're Young & Growing Fast

With plenty of elbow grease and determination, Motoroso has been growing consistently and attracting big brand profiles.

Motoroso launched in February of 2015. Since then, we've been making a name for ourselves, and partnering with huge brands like Ford at the aftermarket industry tradeshow SEMA, which draws in nearly 200,000 attendees (it's the 5th largest tradeshow in the world!)

20%

avg. Mo/Mo traffic growth

350

official brand profiles created

60,000

photos uploaded & tagged

Meet Some of the Official Brands on Motoroso

We've given brands, shops, & media a new way to engage their most passionate customers.

See Motoroso in Action


MOTOROSO
FIND WHAT DRIVES YOU.

What is Motoroso?


Scott
Scott has been in the automotive business since he was a teenager, and recently joined BMS after experience at Canepa Design and Dinan Engineering. A highly experienced technician, tuner, concours-level vintage car restorer, teacher, and business manager - Scott is here to make BMS #1 in NorCal.
Scott

Motoroso for Professionals


Interactive Touchscreen

Motoroso's Interactive Kiosks


7:43
63°
5
MOTOROSO
A WEBSITE TO TO HELP BUILD YOUR DREAM CAR
VIBE

LIVE Interview with Fox San Diego

Our Journey So Far

In just two years, we've been accepted into a top startup accelerator and became an exclusive interactive content partner for the Detroit Auto Show—one of the largest auto shows in North America.

Motoroso Launches

With 40 brand partners at launch, and the reveal of our logo, we introduced Motoroso to the world.

February 2015

Founder Sells Silicon Valley House to Jumpstart Motoroso

Pushing all the chips in the middle to make his dream a reality, Alex sold his house in the name of bringing Motoroso to life.

April 2013

Accepted to Techstars Accelerator

Alex is one of very few solo founders ever accepted to Techstars. The Detroit program is a perfect fit.

June 2015



Partnered with Ford at SEMA

We worked with Ford to power 1 interactive Kiosk with Motoroso tech, to help booth visitors explore builds.

November 2015

Reached 350 Official Brand Profiles

We received validation that the industry welcomes Motoroso.

September 2016



Partnered with Ford at SEMA to Power 26 Kiosks

We put one kiosk at each car in the booth to engage visitors.

November 2016

60,000+ Images on Motoroso

Reached 60,000 images uploaded and curated by users to document and tag products, videos, articles and how-tos directly within photos.

December 2016



Exclusive Interactive Content Partner of Detroit Auto Show

A massive honor to partner with an event at the center of the global automotive ecosystem.

January 2017

Version 1.0 of Marketplace

Launch Product Marketplace to drive Motoroso revenue through enabling users to explore, buy and review products.

Q2 2017

Grow 'Motoroso for Professionals'

Hire developers and sales staff to grow user acquisition and revenue from this important feature.

Q3 2017

Reach 500,000 MUV's and over 500 brands

Continue building relationships in the industry and become a staple resource in the lives of enthusiasts.

Q4 2017

How Your Investment Will Help Us

Motoroso for Professionals

We'll be building out the 'for Professionals' platform feature, helping shops show off their work.

Building a Marketplace

We'll be building out the marketplace features to enable users to shop, buy, and review specialty products.

Accelerating User Growth

We'll be focusing on lowering our customer acquisition costs and increasing our customer lifetime value.

Join Us for the Ride!

Since my earliest days building things in the garage with my dad, I've been obsessed with cars, motorcycles, boats and airplanes. If it's got a motor in it, I probably want to tinker with it. Whether or not you can you relate to that, I'm sure you know someone who has a borderline unhealthy relationship with automotive or powersports. There's 40 Million of us.

My other obsession is startups, because I love building things. I've been working in silicon valley tech startups for nearly 10 years. And now I have my dream job, because I'm combining my passion for cars with building a company that serves the industry I love. Startups are really hard work. Pulling long hours and overcoming endless obstacles is not easy, but when it's a "labor of love", it suddenly doesn't feel like work.

I'm inviting you to invest in Motoroso. Here's why.

Access to invest early in a company with this potential has previously only been available to accredited investors, but now it's possible to own a piece of Motoroso, no matter how large or small.

Motoroso needs to exist. It's ridiculous that it doesn't already, given how much money this market spends. We need to bring enthusiasts together and make it easier for people to find ideas, products, service providers, and share their builds back to the world. It's crazy that an industry as large as this still struggles with outdated websites and communities.

You'll be backing an entrepreneur who's passionate about his mission, bringing his dream to life through unshakable commitment, and you'll potentially reap the rewards if it works out. I can't think of anything better than working hard to make money for my friends, family, and fellow gearheads... it's the only thing that could motivate me more than I am already.

Sincerely,

Alex Littlewood, CEO

FOUNDER



Alex Littlewood

Founder & CEO

Alex has 10 years of startup experience, with focus in Social Media, Word-of-Mouth, and Brand Advocacy.

RAISED $319,850 FROM 5+ INVESTORS

Techstars

A global ecosystem that empowers entrepreneurs to bring new technologies to market.

Verizon Ventures

Fontinalis Partners

Strategic investor focused on next-generation mobility

Ted Serbinski

Avi Stieglitz

DETAILS

– COLLAPSE ALL

What is Motoroso?

Motoroso is a website where automotive and power sports enthusiasts plan, build, and share their dream vehicle projects. Essentially, we help people find ideas and inspirations for their projects via a unique new sharing platform modeled after Pinterest and Houzz.com. We help them purchase products and hire service providers all while fostering a community of vehicle enthusiasts. But the thing that makes the Motoroso experience most unique is that users can add an interactive layer over their images to tag parts and accessories, videos, how-tos, and articles right within a photo so other users can explore their build by clicking right within that photo. It's a really unique way for exploring automotive and power sports content.

How did Motoroso start?

I think it really roots all the way back to my childhood to be honest. Me and my dad would work on car, motorcycle, and airplane stuff together. We actually built a home built airplane in the garage together when I was a kid. We later flew across country all the way to Wisconsin for the world's largest air show, Oshkosh. One of my best memories as a child is spending a week flying back and forth to Wisconsin, and sharing a passion for all things motor-driven with my dad. My passion just evolved from there. I got involved in modifying and restoring cars. I even raced motorcycles for a period of time in the AFM and WERA, which are road-racing series out here on the West Coast. My passion for this stuff has been a massive part of my entire life since my earliest memories.

Inspired by my experience working at a Pinterest marketing startup and using Houzz.com to remodel my home, the idea for Motoroso started brewing in late 2013. I started by sketching out some ideas for what I thought the platform should do and what it could look like. I then took a week off work and went to SEMA, which is our industry trade show. It's also the fifth largest trade show in the world, which surprises most people. It's a massive global event. Never having worked in the industry, I had never been to SEMA and got a rude awakening. When I got there, there were something like 8,000 exhibitors and 1.5 million square feet of exhibitor space. That was great for me because I just went around and talked to literally as many people as I could. I shared my idea, and got a ton of feedback and validation for the concept. People were very encouraging and wanted to see it come to life.

By the time I left SEMA I knew I needed to come back home and start building a team to put it together. The first lines of code were written in mid-2014, we had a private beta in late 2014, and we went live to consumers in February of 2015. In that time frame, though, to start working on the company, I left my job at the Pinterest marketing and analytics startup. I did AirBnB and Lyft to help pay the mortgage and bills. I did a little bit of consulting back to companies and people that I knew to help make ends meet, but ultimately I actually sold my house to fund Motoroso and jump-start the process of bringing my dream to life.

Right after the launch in February of 2015, we were very fortunate to be accepted to the Techstars accelerator program. This is something I'm extremely proud of, obviously. Techstars gets over 35,000 applications a year. They only choose to accelerate somewhere between 100-150 companies a year and we were one of those. It's a highlight of my career so far. It was extremely productive for us as far as networking and building relationships in the industry. And we grew over 500% in the 12-week program!

What is the problem Motoroso is solving?

As an enthusiast, everything's really fragmented and segmented. If you are, let's say a Subaru enthusiast, you're going to have 10 or 20 active forums out there that are different communities with different usernames and passwords. You're going to have to log in independently to go and search for the ideas and inspiration that you need for whatever answer you're looking for, whether you're trying to figure out how to get a little bit more horsepower or you have a technical problem you've got to solve. What you'll find with these forums is that the experiences extremely antiquated and outdated, they feel like an experience out of the late 90's. But the depths of information is really, really rich, so you endure the challenges anyway. I'm not saying we fix this problem, I just think we might be able to help bring things together a bit more.

When you want to go purchase products, you're going to find yourself going to eCommerce sites to shop for it, or eBay, or Amazon. Then, let's say you need to get these parts installed, you are either already going to have the shop that you like to work with, or if you're new to owning this vehicle and you haven't worked with a professional yet, you're going to need to search, research and vet the different service providers that can help you build your car. You're not going to check out Yelp, because you'll find that the reviews are unreliable because that's not where enthusiasts are going to find their service providers. You're probably going to end up back in the forums, or you're going to be asking your buddies.

Eventually when you find a service provider, or you do the build yourself, you're going to share it. You're going to share it on Facebook and Twitter and Instagram and all the obvious places that you're going to blanket it, but not everybody on those platforms is going to want to hear or see that stuff from you. You're definitely going to share it in the forums but then you're going to have to make a decision about okay, well there's 20 active forums, which ones am I going to share it into? And posting photos into forums is about as old school as you can imagine, you have to post it to something like photobucket and then put the code for each image into your post. It's crazy. To be honest, there's just a lot of moving parts. There aren't any platforms where you can find your ideas and inspirations, find products, find service providers, and share back into that same community. That's really the vision for Motoroso. The vision for Motoroso is to do that for every interest group. Whether you are a lifted truck guy, a dirt bike rider, a Harley guy, you have a Ferrari that you are fixing up, or you're into wakeboarding boats. If it's got a motor in it and people care about it, it belongs here.

How big is the community behind Motoroso?

I think everybody understands how big the automotive industry is in general. There's really two clear segmentations. There's pure utility consumption of automotive. Then there's passion for automotive. We are focused exclusively on the pleasure seeking drivers, called enthusiasts. Studies have shown that about 20% of US drivers, that's 40 Million Americans, define themselves as "enthusiasts". Half of those enthusiasts define themselves as hardcore enthusiasts. Our industry trade association, SEMA, does research on just the discretionary parts sales alone, which they call specialty parts. It's strictly the styling and performance bits we want, but don't need. They report industry sales were $39.2 billion dollars in 2015, and that is a record high, after 8 straight years of 6% Year over Year growth. My estimates are that this industry is about $80 billion in size at a minimum, when you include the money spent on service providers and events.

I think we're in a very interesting time in the automotive industry. There's a lot of new technology that's coming and enabling self-driving cars, autonomous cars, and ride sharing apps like Uber and Lyft that make it possible, essentially, not to drive. There's 80% of consumers who maybe don't care at all about driving. Driving doesn't give them any sort of pleasure. Those people are probably not going to own cars anymore, or stop driving them all together, which is totally fine. That's a utility transportation tool. But for all the enthusiasts, we're going to keep driving vehicles for pleasure, even if we use autonomous vehicles for commuting purposes. For years we've been balancing utility and pleasure, in the near future "driving" will be almost strictly a choice for entertainment and sport.

For many, many years we've been balancing the two. We would have our car that we personalized and modified, but we don't go too far because it's also our daily driver. I think what we're going to see now in this industry is a split. Many people who are enthusiasts, on their way to work, they may hop in the self-driving car and get an extra hour or two in their day, but then when they're spending their disposable income on the things that they care about, their passion for cars and motorcycles did not go away or change. That money will still be spent on their car, truck, motorcycle, boat or planes. I think now if you don't also have to manage it as your daily driver, you're going to spend even more and go even crazier with your build.

On top of that, we're starting to see truly old vintage automobiles are practically becoming an investment asset class. There is a mutual fund that has started up that invests in vintage classic automobiles as it's thesis. The industry is certainly changing, and it's a very, very clear split between transportation utility, and pleasure. We absolutely serve the pleasure side of that equation, and it's an exciting time to be bringing that community together.

What progress have you made since you started Motoroso?

Since the launch in February of 2015, which was essentially empty, we've grown to having over 350 official brand profiles. Some of these brands include Ford and Chevrolet, some of the biggest brands in the world. There's also aftermarket brands like Forgeline and Edelbrock, which are massive brands within our industry. And there's also publishers like Autoblog, which is the second largest source of automotive news on the web. That's led to us being able to recently attract over 130,000 monthly unique visitors to Motoroso in our best month.

How will you make money?

Our business model is comprised of three major components. It's extremely similar to Houzz.com, with some nuances and some differences. There's three business models that emerge, the first one we are in the process of rolling out as we speak. It's a subscription platform for service providers, called 'Motoroso for Professionals'. It's for shops to show off the work that they do, highlight the talented staff that they have and all their certifications, and attract new customers. It also features a sort-of 'mini LinkedIn' for technicians to select their certifications like UTI, ASE, and NASCAR Technical Institute, which adds badges to their biography. Then people can find reliable reviews of shops. So, we offer this turnkey set of features focused on shops. Then we also have this embedding functionality that helps them enhance their own website. There's a lot coming down the pipeline for this audience as well.

The second business model, and the one that's most attractive, is a product marketplace where consumers can go from finding that idea and that inspiration into a product marketplace where they can compare the information about that product, find reliable fitment information, and be able to purchase that product, either directly from the manufacturer that makes it or from authorized sellers. Part of the idea here is about improving that shopping experience over eBay, for example, where every search results in thousands of different listings and sometimes conflicting product data. We really want to enhance the experience of shopping in our marketplace and it helps consumers get through and purchase a product. Of course, we act as a platform for this sale. We would simply take a commission on the sale versus housing and managing inventory and having to worry about all the operations that go with purchasing and managing physical products.

The third business model, when we have enough traffic later on, would be a native advertising platform that helps brand advertising in a way that pushes relevant content to the right users at the right time. Unlike a display advertising campaign that just has a bunch of blinky ads in it, we would help drive really relevant content to somebody who we know likes white Porsche 911s; they're going to get white Porsche 911 content that is coming from brands deliberately. That's a very attractive business model as well, where we can drive relevant content to the right people.

How is your growth and revenue?

The platform is already at a place where we know enthusiasts are engaged and sharing. We've grown an average of 20% month over month over the last 18 months as far as traffic through the site. We have up months and down months. There's certainly some seasonality to this industry, as you can imagine. Then the amount of content that's hit the platform has grown at about 15 to 20% month over month as well, as have the brands that have come on the platform. Obviously we started with none and today we're at 350 official brand profiles, which I'm very proud of. Those are our key performance metrics that we've been tracking to make sure that we're continually growing.

I expect that by February or March of next year we'll probably be at about 420 brands on the platform. That's going to come from new brands that we met at SEMA and PRI shows. By the end of this year we should be at about 61,000 pieces of content uploaded and curated. Where we're going to start to see actual transactions and sales coming from is when we've built that product marketplace and launched that. That's going to be the sales that are going to really start to rack up.

Out of the service provider fees that we're charging today, we're already generating a couple thousand dollars a month in revenue. It's obviously not enough to really support and scale the business at this point, but we will continue to grow that. We anticipate we can probably get to about a $50,000 a month revenue run rate by sometime in Q3 next year, if we're able to achieve at least $500,000 in fundraising from this crowdfunding campaign.

How does Motoroso plan to expand?

It'll really take tenacity and the dedication to making it happen, no matter how long it takes. I am committed to doing that. Motoroso has been primarily myself working on it full time since the beginning. We have spent a remarkably small amount of money getting to where we are today; we've spent well under $200,000 so far. That includes everything from software development, user acquisition, business development, travel, events, legal, and everything else. We can accomplish a lot with very little, we're extremely cash efficient.

Then, I think we can launch the product marketplace about 6-12 months from when we raise those funds. We've never actually had a solid chunk of cash in the bank to operate from. This is really the first round of funding that Motoroso will be closing, if the campaign is successful.

Who is your competition and how do you compare?

I really think about competition as us competing for the time and attention of the enthusiast across all the other websites that they visit today. This includes everything from blogs and forums to eCommerce sites and marketplaces, like eBay and Amazon. If we have any competitors that are doing the exact same thing that we are, we're all competing against the way people do things now, and not necessarily against each other. That's the way I think about it.

There's a site called Chariotz, out there as well, and they've aggregated a bit of content on their platform.

There's a startup called Wheelwell, which is also a community focused platform for documenting car builds. They are a legitimate competitor and we're obviously keeping an eye on their progress.

And some people have asked about DriveTribe, which is a multi-channel network for enthusiasts to create and consume automotive related content. I see DriveTribe as complementary rather than competitive. Motoroso will likely create a channel on DriveTribe, and DriveTribe is welcome to have a profile on Motoroso.

I think it's important to note that I welcome the competition. Not in an aggressive "bring it on" way, but because this is a very large industry, and the progress we each make will only help to buoy the entire market for what we're doing. In these early days, I think it truly is a "rising tide lifts all ships" situation. A great example is that Houzz competes with Porch and Laurel & Wolf, and all three are doing great with valuations in the $100MM's and $1B's! There are great financial outcomes on the horizon for each of these companies.

What has been the biggest struggle so far? How did you overcome it?

Fortunately I haven't been in a position where everything felt like it was really burning down. I don't know if it's just my experience in startups, because I've been in startups for nearly 10 years now. I've seen a lot. I've been a part of teams that were just crushing it and growing and we got acquired by Google. I've also been a part of teams that felt like there was no way we were going to get along and we were clearly going to fail. I've been in startups where I felt like everything was burning down.

I haven't felt that in Motoroso at any point in time yet. That's because I've had the ability to always keep a macro view of what's actually happening. At times, things might seem very difficult and challenging, but in reality, our customers, our user base, the brands that are creating content on Motoroso, are still giving us tremendous amounts of support and feedback and positive vibes. That's ultimately the only thing that matters. As long as we have happy customers and we're doing things that they want, we're going to keep doing them and we're going to power through whatever it takes to make that happen. A big part of not ever having that feeling like everything was completely falling apart is that we've never, at any given point, over extended ourselves. We never built out the team too large or tried to take on too much, or spend too much money.

Why is your team the one to conquer this space?

I'm a little bit of a unique case in some regard. I was one of the only solo founders ever accepted into the Techstars accelerator program. More often than not, startups that have co-founders are generally regarded to be the ones that have the best odds of success. I think part of that is they want to see teams that have experience working together. I think that really, really matters when you have a very, very young founder. I'm 36 years old and I've been in startups for 10 years, so I have a lot of experience in rallying the right people for the right jobs together to accomplish goals.

I did, in the early days, try to find an early co-founder, to start the company before I ever even worked on it. I found an early person who would come on and join the company for equity only. We worked on Motoroso for the first year together and that was how we got our beta. Ultimately, it wasn't a good fit for him and he departed the company, but he's still a close friend of ours and helps as needed, which is great!

As founder, what are you greatest worries?

I don't lay in bed worrying about everything that's a problem. I go to bed and I generally try to make sure I focus on having a high level of perspective and calm about everything in life. Sure, I have problems and I worry sometimes, but when I go to sleep, I'm thinking about everything that's good and positive. The only thing that keeps me up at night is when I'm maybe too excited. That actually happens pretty often, especially this announcement that we have with the Detroit Auto Show, and our partnership with Ford, which has been so good. These things really get me fired up and I get pretty excited.

What worries me is if a competitor sees what we're doing and wants to maybe exactly mimic what we're doing and then get funded more than we do and hire 10 people and outpace us in development. I think that's certainly a fair concern. It also, again, doesn't really worry me that much because this is a really big industry and I think a rising tide lifts all ships. Maybe 10 years from now there will be one clear winner, and I certainly intended for it to be Motoroso, but there's lots of success to be had along the way.

I sometimes worry about the tech aspect of things, when there's a slight bug in the site, one of the things that worries me is our users having a negative experience or the site going down while I'm asleep. I hate the idea of anybody not having a positive experience with our technology. Those things worry me because I am not a software developer, even though I'm more technical than your average business person. I cannot get in and build features and functionality or necessarily fix the bugs. I rely on my part time developers, to help with that. I think those are the two things that probably worry me the most, but the rest of the time I am having a blast doing Motoroso. I wake up every single morning, I get to talk to the best brands in the industry, and look at cool content, and engage with people that love this stuff as much as I do. I frankly couldn't create a better job for myself than what I'm doing right now. I'm pretty much, most of the time, loving it.

How will you spend the money raised on Wefunder?

The next major step, and the reason that we're raising this funding now is to start ramping and scaling "Motoroso for Professionals" to help service providers and shops do what they do better, as well as build that marketplace for products, which is a pretty significant undertaking, and get that product marketplace launched and start moving the sales of products through that.

To advance the "Motoroso for Professionals" product, we'll invest in building a sales and marketing team to grow adoption and revenue. We will be adding a few more meaningful features to that product, and make it easier to sell. As a solo founder you want to be focusing on growth marketing, but you have all of the operation of the entire company in your lap, so really doing it consistently is quite a challenge. Investing in Sales and Marketing will help a lot with this.

Further investment will be dedicated to building out our product database and our marketplace functionality and driving our first sales through that transactional platform in 2017. Much if this will depend upon how much we raise with this campaign, but we're excited to develop the product marketplace to demonstrate how profitable of a business that can be.

Why use Regulation Crowdfunding and raise from everyone?

I'll tell you what I like most about the idea of crowdfunding: it's that for my friends, my family, and my enthusiast brothers and sisters, this is an opportunity for them to own a piece of a business that I'm building FOR them. I'm partly building it for me, because I want this so badly, but I'm really building it for this industry and this community that I love.

I love the idea of the community that I'm building this for sharing in the financial success of Motoroso when we've grown this into the massive potential that I know it has.

As soon as 'Reg CF' became possible in May 2016, it intrigued me. It took a few months to figure out where would be the right place to do a campaign like this and make this announcement. And clearly the partnership we have with the Detroit Auto Show is a great platform to launch this campaign and attract the industry's enthusiasts to owning a portion of Motoroso as we build and grow this platform.

ASK A QUESTION

Type your question here...

ASK QUESTION

Andre' P. Fournier Jan 10

If all goes as planned, how many shares will my $300.00 investment get? Is it one or three hundred? By the way, I think this is a very good business!



Alex Littlewood Founder & CEO FOUNDER Jan 11

Hi Andre, thank you, we're pretty excited about it too! The way this is structured is that each $1 buys 1 share in the "Simple Agreement for Future Equity" (SAFE) to keep things simple. Then when the SAFE converts into equity, it depends upon the terms of the new investment coming into Motoroso to determine the exact share price and how many exact shares you'll be purchasing.

So it's impossible to say the exact number of shares you'll have in Motoroso until it converts at a later date, but $300 buys 300 shares in the SAFE alongside the other 100's of investors we'll ultimately have in the SAFE (if all goes well, and it is already).

Your focus should be less on the exact number of shares...

[+ READ MORE]

LIKE

Bassam Assaf Jan 10

Call em dumb.. but I have no idea what I get for investing in MOTOROSO and I am really interested. Please can you give me an example of what I get for my money? because I really want to make money out out of good investments... So lets say I put 1000 dollars, that amount of money will be worth more in the future if MOTOROSO is success? and I can resell my stake for the new value of my money? sorry if I sound stupid but I am really really interested. Thank you



Alex Littlewood Founder & CEO FOUNDER Jan 10

Hi Bassam, that's not stupid at all. Great Question. Investing in Motoroso means you're buying shares of the company, similar to what you buy on the stock market, except not in a public market. That means you can't sell those shares publicly, the returns come when Motoroso is either acquired or goes public. The future value of those shares is impossible to know, but because we're very small right now, it could potentially be very large. It could also be nothing if we're unsuccessful. All you know is that I'll be working hard to guide Motoroso to the greatest outcome possible.

Investing in a startup is the riskiest form of investing, but with high risk comes the potential for high reward.

... [+ READ MORE]

LIKE

MORE QUESTIONS

RISKS SPECIFIC TO MOTOROSO

1. Death, severe illness, or critical injury of Founder/CEO, Alex Littlewood. This could create a disruption in company leadership that could be difficult to recover from.

2. Severe economic downturn could slow growth of marketplace sales, and/or make it challenging to raise additional venture/growth capital as the company progresses.

3. Malicious hacking attack (i.e. DDOS) on Motoroso servers to shut down service.

4. Extremely competitive and... **READ MORE**

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, and more.

THE FUNDING PORTAL

Motoroso is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

$300 min **INVEST**

Can I change my mind and get a refund?

How do I earn a return?

How is Wefunder compensated?

How do convertible notes work?

Have another question?


DRIVES YOU.



Alex Littlewood

Founder & CEO at Motoroso

Greater San Diego Area | Automotive

Current	Motoroso
Previous	Piqora (formerly Pinfluencer), Wildfire, a Division of Google, Zuberance, Inc.
Education	California Polytechnic State University-San Luis Obispo

Send Alex InMail

500+ connections

https://www.linkedin.com/in/alex-littlewood-9b73172

Contact Info

Background

Summary

Entrepreneur, taking on a major project about which I'm extremely passionate.

Proud to be a member of the Techstars family - Techstars Mobility Detroit Summer '15

Motoroso connects auto and powersports enthusiasts to the products, content, people, and services that power their lifestyle. Through our unique user experience, enthusiasts can discover, share, engage, and buy. Motoroso aims to become the top platform and marketplace for the enthusiast, fueling their passions from inspiration to purchase.

I have nearly 10 years startup experience, with focus in Social Media, Word-of-Mouth, and Brand Advocacy. Have worked with world class brands around to the globe to connect marketing strategy to business strategy.

Specialties: Start-ups, Growth, User Experience, Social Media, Word-of-mouth, Brand Advocates and Advocacy programs, leadership, positioning, presentation skills, branding, messaging.


MOTOROSO

Motoroso Featured On Fox 5 News San Diego


MOTOROSO
FIND WHAT DRIVES YOU.

What is Motoroso?

Experience

Founder & CEO (Techstars Alumni)
Motoroso
August 2013 – Present (3 years 6 months) | Santa Clara, CA

Motoroso connects auto and powersports enthusiasts to the products, content, people, and services that power their lifestyle. Through our unique user experience, enthusiasts can discover, engage, and buy. Motoroso will be the premiere platform for the enthusiast, fueling their passions from inspiration to purchase.

Motoroso is like "Houzz + Pinterest for Motor Enthusiasts".

Techstars Mobility '15 Alumni


MOTOROSO

Motoroso - Find what drives you

Advisor
Piqora (formerly Pinfluencer)
July 2013 – July 2014 (1 year 1 month)

I served in an advisory role to Piqora, wherever my skills and experience can be applied.

VP of Customer Success & Marketing
Piqora
September 2012 – August 2013 (1 year) | San Mateo, CA

As VP of Customer Success & Marketing at Piqora I was primarily responsible for developing industry thought leadership and materials, and helping our customers define their objectives, then achieve them using our Pinterest marketing & analytics suite.

As an early leader within this organization my responsibilities spanned nearly every discipline, except engineering. But my two primary functions and achievements break out into:

CUSTOMER SUCCESS:

- Put in place scalable customer success automation process and ticket handling system to streamline the delivery of information and reduce redundant work for the team.
- Deployed a Knowledge base and FAQ that handled 50% of inquiries without my involvement.
- Hired, onboarded, and managed new sales and client services staff.
- Partnered with and coach the sales team on how to help marketers understand the value of Pinterest, and align Pinterest with their overall marketing and business objectives.
- Partner with the product/engineering team to develop new features to support our customers needs.
- Owned the relationships with our rapidly growing customer base, helping them align their Pinterest Strategy with their other primary business goals, and drive greater performance by identifying top content and their most influential Pinners using our analytics suite.

MARKETING:

- Own all outbound marketing communications and collateral, from website and email, to whitepapers and case studies. The B2B nature of our business requires thought leadership, and results-focused messaging.
- Manage and execute Marketo lead nurturing program.
- Develop, host, and lead our monthly webinars on Pinterest Best practices, Analytics, and Marketing strategy
- Created all thought leadership material within the organization, for both external and internal use.

Sr. Enterprise Strategist

Wildfire, a Division of Google

August 2012 – September 2012 (2 months) | Mountain View, CA

Help prospective clients understand the value that social can deliver for their business, and align the Wildfire Platform with their business and marketing objectives.

3 recommendations, including:



Matt Heffernan
Senior Director - Investor Group at Lendi...

Alex is the definition of a social media expert. We worked together at Wildfire and among an entire company focused on... View↓



Amanda Clements
Group Account Director at Fluid

The first thing any one will notice about Alex is the enthusiasm and energy he brings to any engagement or project. He... View↓

1 more recommendation↓

Sr. Social Media Strategist

Wildfire Interactive, Inc.

January 2012 – August 2012 (8 months) | Redwood City, CA

Guide Wildfire clients to success through strategic consulting and planning for their social media marketing efforts.

Senior Customer Success Manager

Zuberance, Inc.

November 2009 – January 2012 (2 years 3 months)

Responsible for managing Zuberance customer relationships, and executing successful Word of Mouth Marketing campaigns that Identify, Mobilize and Track brand Advocates to spread positive word of mouth and drive sales. My list of account responsibility includes strategic accounts such as: TiVo, Chili's, Motel 6, Club One, 24 Hour Fitness, Craftsman, USAA, and more.

2 recommendations



Gaurav Sondhi
Sr. Account Executive at Beckon, Inc.

As a Sr. CSM for Zuberance, Alex was responsible for delivering success for some of our most strategic customers. By taking... View↓



Matt Elders
Director at Percolate Inc.

During my tenure as VP Sales/Customer Success and then VP Sales/Business Development, I had the opportunity to work side by... View↓

Director, Customer Success - Strategy

Zuberance, Inc.

November 2009 – January 2012 (2 years 3 months) | San Carlos, CA

Responsible for bringing the ideas, innovations, and capabilities around Brand Advocate strategies to Zuberance customers to drive greater business value.

President

Silicon Valley American Marketing Association

2006 – June 2010 (4 years)

As President of SVAMA I was responsible for leading the board of directors towards our goals of helping Silicon Valley Marketers stay informed and connected. Our main focus is to provide world class events for our members and the Silicon Valley marketing community.

My successes so far include:
+ Reorganizing and streamlining the board of directors to a small tight knit group.
+ Reversing negative cash flow and returning to profitability
+ Redesign and launch of new website (launch Nov. 15 2009)
+ Implementation of Salesforce.com CRM to better manage members and volunteers.

6 recommendations, including:



Glenn G. Millar
VP - USA Division White Label Dating In...

Alex has done a phenomenal job running the Silicon Valley Marketing Association. I serve as VP of Finance in the... View ↓



Eric L. Doner
Performance Matters

Intrepid Leader. View ↓

4 more recommendations ↓

Marketing Manager
Financial Navigator
January 2009 – November 2009 (11 months)

- Responsible for all Financial Navigator brand and marketing communication activities.
- Managed the redesign and production of tradeshow booth, as well as execution of 12 tradeshows/yr.
- Rearchitected website navigation to optimize for target audience segments, and re-wrote copy.
- Manage email marketing campaigns to drive lead generation and deepen user relationship.
- Support user community to build brand evangelists, and leverage for new business development.
- Redesigned collateral system templates, and started thought leadership series of white papers.
- Interfaced with product development team to guide evolution of product to meet user needs.
- Began process of re-branding and re-positioning (name change, ID redesign, visual style, and brand launch) with target launch date of early 2011 timed with new product release.
- Manage marketing budget, and measure program ROI.

Sr. Project Manager (Liquid Agency)
Liquid Agency
August 2006 – January 2009 (2 years 6 months)

In my role at Liquid Agency as a Sr. Project Manager I was responsible for managing the client relationship, as well as the execution and completion of strategy and design projects on time, on schedule, on budget, and on brand!

- Central point of communications and management between client and strategy/creative development employees, to achieve balance of client objectives and agency profitability, on time and on budget.
- Manage projects and client relationships autonomously, and schedule & run meetings every day.
- Experience with a wide range of project types: Retail displays/environments, tradeshows/events, web/interactive, advertising, video, and brand strategy (positioning, architecture).
- Clients include Logitech, SanDisk, Adidas, Intel, NVIDIA, Microsoft, Visa, Nero, Speck, and a wide range of B2B, B2C, and lifestyle brands.
- Improved project management process at Liquid by implementing Microsoft Project software.

2 recommendations



Izzy Hermosillo
Executive Assistant at Advoque

Alex is a detail-oriented person with a great attitude and positive energy, who loves to get things done! I enjoyed working... View ↓



Courtney Ryan Kaplan
Team Lead: Design Program Manageme...

Alex is a smart, talented, and very positive individual who can get things done with confidence. Working with Alex was a... View ↓

Account Coordinator
Valassis Comm
February 2005 – August 2006 (1 year 7 months)

Managed the execution of projects for major CPG clients such as Nestle, Clorox, Masterfoods, Frito-Lay, Powerbar, 7up, Dr.Pepper, Whitewave and more.
- Responsible for project estimation, processing, scheduling, budgets and reporting.
- Trained counterparts on project management, and managed an internship program.

1 recommendation



Yvonne Jacobs (YJ)
Client Planner at Valassis

Alex knew how to get the job done! He is a strong self starter and a pleasure to work with...always brought some fun to the table in a professional way. View ↓

Sales Manager
Copeland's Sports, Sporting Goods
May 2001 – December 2004 (3 years 8 months)

Service Age 15-18

Analyst Intern
Landor Associates
July 2003 – September 2003 (3 months)

- Assisted Senior Strategist/AE in brand audits, new business development, client presentations, case study generation, and development of strategic concepts for Jaguar, Land Rover and El Pollo Loco.
- Streamlined project management process by learning and training on Microsoft Project software.

Marketing Intern
LSI Logic
June 2000 – July 2002 (2 years 2 months)

Assisted in creating booth for Diskon trade show to launch new brand, participated in sales meetings, and created/maintained a web site for internal communications and data sharing.

My initial internship lasted 4 full months, but I continued to support remotely from school part-time, for over 2 years.

Marketing Intern Project Lead
General Motors
November 1999 – February 2000 (4 months)

- Coordinated a team of nine to successfully execute on-campus event for Pontiac brand.
- Learned valuable teamwork, leadership, project management and conflict resolution skills.

Volunteer Experience & Causes

President
SVAMA (Silicon Valley American Marketing Association)
Education

Causes Alex cares about:

- Children
- Civil Rights and Social Action
- Economic Empowerment
- Education
- Poverty Alleviation
- Science and Technology

Skills

Top Skills



63	Social Media Marketing
58	Lead Generation
55	Social Media
38	Marketing Strategy
32	Email Marketing
31	Strategy
26	Leadership
26	Marketing
21	Start-ups
14	Management

Alex also knows about...

- 13 Messaging
- 12 Digital Marketing
- 12 Advertising
- 11 Marketing Communications
- 10 Positioning
- 7 Online Advertising
- 7 Analytics
- 5 Word Of Mouth
- 4 Integrated Marketing
- 4 B2B
- 1 SaaS
- 1 E-commerce
- 1 SEO
- 1 Online Marketplace

Education

California Polytechnic State University-San Luis Obispo
Bachelor of Science, Business Administration; Concentrations; Marketing & Finance
2000 – 2004

Activities and Societies: President, Cal Poly Chapter of American Marketing Association

Organizations

Additional Organizations

Liquid Brand Summit, Keigwins @ the Track, SVAMA

Recommendations

Received (14) Given (24)

Sr. Enterprise Strategist
Wildfire, a Division of Google



Matt Heffernan
Senior Director - Investor Group at Lending Club

“ Alex is the definition of a social media expert. We worked together at Wildfire and among an entire company focused on social media, Alex's passion stood out. He has a gift for understanding what is really important for a brand and tailoring ways to utilize social media to achieve their goals. He excelled at helping companies maintain their brand identity while at the same... **more**

November 13, 2012, Matt worked directly with Alex at Wildfire, a Division of Google



Amanda Clements
Group Account Director at Fluid

“ The first thing any one will notice about Alex is the enthusiasm and energy he brings to any engagement or project. He genuinely cares for his client's success.

Alex is also critical thinker while analytically minded and is able to balance metrics with business insight and is able to think big picture while maintaining analytical rigor.

In a nutshell, Alex is a... **more**

October 17, 2012, Amanda worked directly with Alex at Wildfire, a Division of Google



A.J. Johnson
SVP Client Partnerships at HYFN

“ Alex is incredibly smart and professional. He could always be counted on to add value in every sales meeting and understood client needs in a way that made him invaluable in a consultative sales environment. Articulate, well polished and unflappable, Alex has a bright career ahead of him.

September 22, 2012, A.J. worked with Alex at Wildfire, a Division of Google

Senior Customer Success Manager
Zuberance, Inc.



Gaurav Sondhi
Sr. Account Executive at Beckon, Inc.

“ As a Sr. CSM for Zuberance, Alex was responsible for delivering success for some of our most strategic customers. By taking the time to really learn about the customer's business, Alex was able to deliver recommendations and strategies that helped connect the Zuberance platform to the customers business goals. It is this type of strategic thinking that made Alex an asset... **more**

October 19, 2011, Gaurav worked with Alex at Zuberance, Inc.



Matt Elders
Director at Percolate Inc.

“ During my tenure as VP Sales/Customer Success and then VP Sales/Business Development, I had the opportunity to work side by side, as well as manage Alex. He was great to work with. Incredibly bright, articulate and always customer-focussed. He contributions are continuous and generally cut across many disciplines within the company...customer success to sales to product to... **more**

October 17, 2011, Matt managed Alex at Zuberance, Inc.

See More

Groups

Automotive PRO Net…
17,873 members
+ Join

Automotive Industry …
89,067 members
+ Join

Pinterest Marketing. …
721 members
+ Join

Liquid Brand Exchange
933 members
+ Join

Audeo - Automotive …
5,274 members
+ Join

Digital Marketing: So…
321,829 members
+ Join

Automotive Manage…
156,931 members
+ Join

See 18 more ›